Exhibit 10.2

STATE OF NORTH CAROLINA

COMPENSATION AND BENEFITS
COUNTY OF MECKLENBURG	ASSURANCE AGREEMENT

     THIS COMPENSATION AND BENEFITS ASSURANCE AGREEMENT, entered into this 11th day of May 2005, by and between Lance, Inc., a North Carolina corporation (the “Company”) and David V. Singer (the “Executive”);

STATEMENT OF PURPOSE

     Contemporaneously with the execution of this Agreement, Executive is being employed pursuant to an Executive Employment Agreement (the “Executive Employment Agreement”) as a key employee of the Company. Executive is expected to contribute materially to the successful operation of the Company’s business and will render valuable services to the Company. Moreover, as a result of his former service on the Board of Directors of the Company and of his new employment with the Company, Executive possesses or will possess intimate knowledge of the Company, its history, operating methods, manufacturing and distribution systems, personnel and products. Therefore, it is important to the continued success of the Company that the Company continue to have the benefit of Executive’s advice, counsel and services, and for such reasons the Company desires to provide Executive with the benefits set forth in this Compensation and Benefits Assurance Agreement.

     NOW, THEREFORE, in consideration of the Statement of Purpose and of the mutual covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

     1. Definitions. As used in this Compensation and Benefits Assurance Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

     (a) “Affiliates” of an entity means any and all corporations and other business entities which, directly or indirectly, control, are controlled by, or are under common control with such entity.

     (b) “Base Salary” means, at any time, the then regular annual rate of pay which Executive is receiving as annual salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

     (c) “Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     (d) “Board” means the Board of Directors of the Company or any committee of the Board to which the Board has delegated, either specifically or generally, the duties and authority of the Board for the particular action or determination required or permitted to be made by the Board.

     (e) “Cause” means the occurrence of any one or more of the following:

(i)	A demonstrably willful and deliberate act or failure to act by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

(ii)	Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony or involving moral turpitude or causing material harm, financial or otherwise, to the Company.

“Cause” must be determined by the Board in the exercise of good faith and reasonable judgment and be evidenced by a written resolution adopted prior to any termination of Executive specifying the conduct of Executive giving rise to a determination of Cause.

     (f) “Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i)	Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

(iii)	The stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)	The consummation of the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(v)	The consummation of a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) or any parent thereof at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred if Executive is part of a purchasing group which consummates the Change in Control transaction. Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser.

     (g) “Code” means the Internal Revenue Code of 1986, as amended.

     (h) “Company” means Lance, Inc., a North Carolina corporation, and such term includes any or all of its Affiliates.

     (i) “Effective Date” means the date of this Compensation and Benefits Assurance Agreement.

     (j) “Excess Parachute Payment” means “excess parachute payment” within the meaning of Section 280G of the Code.

     (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     (l) “Excise Tax” means the tax imposed on Excess Parachute Payments pursuant to Section 280G and Section 4999 of the Code or any successor provision.

     (m) “Good Reason” means the occurrence of any one or more of the following, without Executive’s prior express written consent, within the thirty-six (36) calendar months immediately following a Change in Control:

(i)	As determined in the reasonable, good faith judgment of Executive, the assignment to Executive of any duties inconsistent with Executive’s authorities, duties, responsibilities, and status as Chief Executive Officer of the Company, or a reduction or alteration in the nature or status of any of Executive’s authorities, duties or responsibilities (including those as a director of the Company) from those in effect or practice as of one hundred eighty (180) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)	The Company’s requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent with Executive’s then present business travel obligations;

(iii)	A reduction by the Company of Executive’s Base Salary in effect on the date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to keep in effect any of the Company’s compensation, incentive, health and welfare benefits, or perquisite programs under which Executive receives value, as such programs exist immediately prior to the Change in Control; provided, however, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if done for all employees generally and the value to be delivered to Executive under the new program is at least as great as the value delivered to Executive under the existing program; or

(v)	Any breach by the Company of its obligations under Paragraph 6 herein or any failure of a successor company to assume and agree to perform the Company’s entire obligations under this Compensation and Benefits

Assurance Agreement as required by Paragraph 6 herein, or under the Executive Employment Agreement or the Restricted Stock Unit Award Agreement.

“Good Reason” shall be determined by Executive in the exercise of good faith and reasonable judgment. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein, and any such consent or waiver must be in writing and signed by Executive.

     (n) “Member of the Van Every Family” means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph 1(n) or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph 1(n).

     (o) “Outside Person” means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     (p) “Person” has the meaning ascribed to said term in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” as defined in Section 13(d) of the Exchange Act.

     (q) “Qualifying Termination” has the meaning ascribed to said term in Paragraph 4(b) hereof.

     (r) “Severance Benefits” has the meaning ascribed to said term in Paragraph 4(c) hereof.

     (s) “Termination of Employment” means any termination of employment with either the Company or any successor to the Company that acquires all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise); provided, however, no termination of employment shall be deemed to have occurred by reason of such an acquisition unless there is either (i) a termination of employment with both the Company and such successor or (ii) a termination of employment with the Company and no successive employment by such successor.

     2. Term of Agreement.

     (a) The term of this Compensation and Benefits Assurance Agreement will commence on the Effective Date and shall continue for so long as Executive is employed with the Company under the terms of the Executive Employment Agreement.

     (b) Notwithstanding the foregoing, in the event that a Change in Control occurs during the Employment Term (as defined in the Executive Employment Agreement), upon the effective date of such Change in Control the term of this Compensation and Benefits Assurance Agreement shall automatically and irrevocably be renewed and extended for a period of thirty-six (36) full calendar months from the closing date of the transaction giving rise to such Change in Control (the “Change in Control Renewal Period”), and this Compensation and Benefits Assurance Agreement shall automatically terminate upon the expiration of the Change in Control Renewal Period. Further, this Compensation and Benefits Assurance Agreement shall be assigned to, and shall be assumed by, the successor to the Company in such Change in Control as further provided in Paragraph 6 herein.

     3. Employment. The Company shall employ Executive under an Executive Employment Agreement (which is to be executed contemporaneously with this Compensation and Benefits Assurance Agreement) to perform such tasks as the Company shall specify from time to time. Nothing in this Compensation and Benefits Assurance Agreement shall give Executive any right to be retained in the employ of the Company or, upon dismissal, any rights except as expressly otherwise provided herein.

     4. Change in Control Severance Benefits.

     (a) The Company shall pay Executive the Severance Benefits described in Paragraph 4(c) herein if during Executive’s employment a Change in Control occurs and if within the thirty-six (36) calendar months immediately following such Change in Control, Executive experiences a Qualifying Termination. The Severance Benefits described in Subparagraphs (4)(c)(i) through (iv) herein shall be paid to Executive in cash in a single lump sum as soon as practicable following Executive’s Qualifying Termination, but in no event later than thirty (30) calendar days after such date. Notwithstanding the foregoing, however, Severance Benefits which become due pursuant to Paragraphs 4(b)(iii) and 6(a) herein shall be paid immediately.

     (b) The occurrence of any one or more of the following events (a “Qualifying Termination”) within the thirty-six (36) calendar months immediately following a Change in Control of the Company that occurs during the term of this Agreement shall entitle Executive to receive the Severance Benefits:

(i)	Executive’s involuntary Termination of Employment without Cause;

(ii)	Executive’s voluntary Termination of Employment for Good Reason; or

(iii)	The Company, or any successor company, commits a material breach of any of the provisions of this Compensation and Benefits Assurance Agreement.

A Qualifying Termination shall not include Executive’s Termination of Employment within thirty-six (36) calendar months following a Change in Control by reason of death, disability [as such term is defined under the Executive Employment Agreement (or any successor agreement thereto)], Executive’s voluntary Termination of Employment without Good Reason except as otherwise expressly provided in Paragraph 4(b)(iii) above, or Executive’s involuntary Termination of Employment for Cause. Except as provided in the last sentence of this subparagraph (b), a Termination of Employment which occurs before a Change in Control or later than thirty-six (36) months following a Change in Control shall not constitute a Qualifying Termination. Notwithstanding anything herein to the contrary, a Qualifying Termination shall be deemed to have occurred upon the occurrence of a Change in Control if (x) Executive’s Termination of Employment occurs prior to the date of a Change in Control but after the date an agreement is entered into by the Company, the consummation of which would result in a Change in Control, (y) such Change in Control is in fact consummated within 12 months after the date such agreement is entered into and (z) the Termination of Employment would otherwise be under the circumstances described in clause (i), (ii) or (iii) above; provided, however, that in the event Executive receives any severance or similar benefits pursuant to any other agreement or arrangement between Executive and the Company prior to the consummation of the Change in Control, such severance or similar benefits actually received by Executive shall be offset from any amount otherwise payable to Executive hereunder following the Change in Control.

     (c) The “Severance Benefits” provided for in Paragraphs 4(a) and (b) herein are as follows:

(i)	A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to Executive through and including the date of Executive’s Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to Executive.

(ii)	A lump-sum cash amount equal to the sum of (A) three (3) multiplied by Executive’s Base Salary in effect upon the date of the Qualifying Termination or, if greater, by Executive’s Base Salary in effect immediately prior to the occurrence of the Change in Control plus (B) three (3) multiplied by the greater of (I) Executive’s annual bonus actually earned by Executive (whether or not deferred) during the bonus plan year which ended immediately prior to the Qualifying Termination or (II) Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive’s Qualifying Termination occurs.

(iii)	A lump-sum cash amount equal to the greater of (A) Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive’s Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days Executive was actually employed during such incentive plan year (but in no event shall such target bonus be less than that in effect for the period immediately prior to the occurrence of the Change in Control); or (B) the actual bonus earned through the date of the Qualifying Termination under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, based on the then-current level of goal achievement. Such payment shall constitute full satisfaction for these amounts owed to Executive.

(iv)	A lump-sum cash amount equal to the product determined by multiplying (A) the sum of the amounts payable under Subparagraphs 4(c) (i), (ii) and (iii) herein by (B) the highest percentage of Executive’s compensation (eligible for such contributions) contributed to Executive’s account under the Lance, Inc. Profit-Sharing Retirement Plan and Trust (the “Retirement Plan”) during the three (3) consecutive plan years ended immediately prior to the Qualifying Termination. The source of payment of this sum shall be the general assets of the Company unless the payment of such amounts is otherwise permissible from the Retirement Plan without violating any governmental regulations or statutes including, but not limited to, ERISA discrimination testing requirements.

(v)	At the exact same cost to Executive, and at the same coverage level as in effect as of the date of Executive’s Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of Executive’s (and Executive’s eligible dependents’) health and dental plan benefits for thirty-six (36) months from the date of the Qualifying Termination. The applicable COBRA health and dental benefit continuation period shall begin coincident with the beginning of this thirty-six (36) month benefit continuation period.

Provided, however, the provision of these health and medical benefits shall be discontinued prior to the end of the thirty-six (36) month continuation period to the extent that Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of Executive or Executive’s eligible dependents and provides substantially the same coverage as the plan sponsored by the Company. For purposes of enforcing this offset provision, Executive shall have a duty to inform the Company if Executive becomes covered under any such health plan of a subsequent employer. Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(vi)	At no expense to Executive, standard outplacement services for Executive from a nationally recognized outplacement firm of Executive’s selection, for a period of up to one (1) year from the date of Executive’s Qualifying Termination. However, such services shall be at the Company’s expense to a maximum amount not to exceed ten percent (10%) of Executive’s Base Salary as of the date of Executive’s Qualifying Termination.

(vii)	Notwithstanding the provisions of any stock plan or award agreement to the contrary, all stock options held by Executive shall vest upon a Qualifying Termination and, with respect to all such vested stock options then held by Executive, Executive shall have a post-termination exercise period of one year following the Qualifying Termination, or such greater period as provided by the applicable stock plan or award agreement, but in no event exceeding the original expiration date of the stock options.

     5. Excise Tax Payment

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed by more than $100,000 the greatest amount (the “Reduced Amount”) that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG, LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within five days of the later of (i) the due date for the payment of any Excise Tax or (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time; provided, however, that the Company’s selection of one or more attorneys to provide legal representation with respect to such claim shall be subject to Executive’s prior written approval;

          (iii) cooperate with the Company in good faith in order to contest such claim effectively; and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Assignment of This Agreement or Benefits Hereunder.

     (a) Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Compensation and Benefits Assurance Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically provide Executive with Good Reason to collect, immediately, full benefits hereunder as a Qualifying Termination.

     (b) Assignment by Executive. This Compensation and Benefits Assurance Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount is still payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Compensation and Assurance Benefits Agreement to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

     7. Notices. Any notice required to be delivered to the Company by Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

Lance, Inc.
P. O. Box 32368
8600 South Boulevard
Charlotte, NC 28232

Attn: Vice President—Finance

     Any notice required to be delivered to Executive by the Company hereunder shall be properly delivered to Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, Executive at his last known address as reflected on the books and records of the Company.

     8. Contractual Rights to Benefits. This Compensation and Benefits Assurance Agreement establishes in Executive a right to the benefits to which Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the

Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. This Compensation and Benefits Assurance Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

     9. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by Executive as a result of the Company’s refusal to provide the benefits to which Executive becomes entitled under this Compensation and Assurance Benefits Agreement or under any other agreement with or plan of the Company which would provide Executive with benefits or payments following a Qualifying Termination (collectively “Termination Benefit Arrangements”), or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Compensation and Benefits Assurance Agreement or any Termination Benefits Arrangement, or as a result of any conflict between the parties pertaining to this Compensation and Benefits Assurance Agreement or any Termination Benefits Arrangement.

     10. Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Compensation and Benefits Assurance Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans, programs, policies, or practices provided by the Company, for which Executive may qualify. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under the Company’s qualified employee benefit plans), at or subsequent to the date of Executive’s Qualifying Termination shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Compensation and Benefits Assurance Agreement.

     11. Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

     12. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Compensation and Benefits Assurance Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, other than as provided in Subparagraph 4(c)(v) herein.

     13. Entire Agreement. This Compensation and Benefits Assurance Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between Executive and the Company, other than (i) the Executive Employment Agreement and (ii) the Executive Severance Agreement between Executive and the Company entered into on the date hereof.

     14. Tax Withholding. The Company shall withhold from any amounts payable under this Compensation and Benefits Assurance Agreement all federal, state, city, or other taxes as legally required to be withheld.

     15. Waiver of Rights. Except as otherwise provided herein, Executive’s acceptance of Severance Benefits, the Gross-Up Payment (if applicable) and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of Executive against the Company pertaining to any matters arising under this Compensation and Benefits Assurance Agreement.

     16. Severability. In the event any provision of this Compensation and Benefits Assurance Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Compensation and Benefits Assurance Agreement, and this Compensation and Benefits Assurance Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     17. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of North Carolina shall be the controlling law in all matters relating to this Compensation and Benefits Assurance Agreement.

     18. Execution. This Compensation and Benefits Assurance Agreement is hereby executed in duplicate originals, one of which is being retained by each of the parties hereto.

     IN WITNESS WHEREOF, Lance, Inc. has caused this Compensation and Benefits Assurance Agreement to be signed by its duly authorized officers, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company”

Lance, Inc.

By:	/s/ Earl D. Leake

Earl D. Leake
Vice President

“Executive”

/s/ David V. Singer

David V. Singer